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                                                                    EXHIBIT 99.1

[LOGO OF CENTRAL GARDEN & PET]
                                                                Corporate Office
                                                3697 Mt. Diablo Blvd., Suite 310
                                                             Lafayette, CA 94549
                                                                  (925) 283-4573
                                                              Fax (925) 283-4984
FOR IMMEDIATE RELEASE
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                                           Contact: Gregory Reams
                                                    Central Garden & Pet
                                                    (925) 283-4573

                     CENTRAL GARDEN & PET SETTLES LITIGATION

                                  WITH MONSANTO

                      _____________________________________

     LAFAYETTE, CALIFORNIA, January 28, 2002-- Central Garden & Pet Company (NASDAQ: CENT) today announced the settlement of all litigation with Monsanto (NYSE: MON) related to its distributorship of lawn and garden products for the former Monsanto Company during the 1990s. Under the terms of the settlement agreement, Central will pay Monsanto $5.5 million. The settlement agreement resolves payments due from Central for lawn and garden products previously shipped, and provides for Central's Pennington subsidiary to purchase $2 million of Monsanto's glyphosate material during the next 30 months under an existing supply agreement with Monsanto. This settlement does not affect the litigation presently pending between Central and The Scotts Company.

         Central Garden & Pet Company is a leading producer of consumer garden and pet products. Central's proprietary branded products include Pennington Seed(R), AMDRO(R), Maxide(R), Strike(R), Lilly Miller(R), Grant's(R), and Matthews(R) Four Seasons garden products, and All-Glass(R), Oceanic Systems(R), Island(R), Kaytee(R), TFH(R), Nylabone(R), Zodiac(R), and Four Paws(R) pet products. For additional information on Central Garden & Pet, including access to the Company's SEC filings, please visit the Company's website at

http://www.centralgardenandpet.com.
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